Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
July 24, 2014

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2014 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 24, 2014 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2014.

Consolidated net income available to common stockholders for the second quarter of 2014 was $50.8 million, or $1.04 per diluted common share, compared to $91.3 million, or $1.95 per diluted common share, for the first quarter of 2014, and $48.6 million, or $1.06 per diluted common share, for the second quarter of 2013. Consolidated net income available to common stockholders for the six months ended June 30, 2014 was $142.1 million, or $2.96 per diluted common share, compared to $89.5 million, or $1.96 per diluted common share, for the comparable 2013 period.

"Exceptional client funds growth, high credit quality and solid loan growth drove our strong performance in the second quarter, despite the impact from the performance of our FireEye related investments" said Greg Becker, President and CEO of SVB Financial Group. "While interest rates and competition are challenging, the business environment for our clients remains positive and new company formation is strong.  Our unique model and expertise in supporting innovation companies have enabled us to deliver solid organic growth."

Highlights of our second quarter 2014 results (compared to first quarter 2014, unless otherwise noted) included:

•	Average loan balances of $11.1 billion, an increase of $313 million (or 2.9 percent).

•	Average investment securities, excluding non-marketable and other securities, of $15.2 billion, an increase of $2.9 billion (or 24.0 percent).

•
Average total client funds (including both on-balance sheet deposits and off-balance sheet client investment funds) of $57.3 billion, an increase of $6.5 billion (or 12.8 percent) with average on-balance sheet deposits increasing by $3.5 billion (or 14.8 percent) and average off-balance sheet client investment funds increasing by $3.0 billion (or 11.1 percent).

•	Net interest income (fully taxable equivalent basis) of $205.4 million, an increase of $8.6 million (or 4.4 percent).

•	Net interest margin of 2.79 percent, a decrease of 34 basis points.

•	Provision for loan losses of $1.9 million, compared to $0.5 million.

•
Losses on investment securities of $57.3 million, compared to gains of $223.9 million. Non-GAAP losses on investment securities, net of noncontrolling interests, were $22.1 million, compared to gains of $37.4 million, primarily resulting from our FireEye, Inc. ("FireEye") related investments (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.) Specifically, we had losses on investment securities related to FireEye of $98.9 million ($30.4 million net of noncontrolling interests). See Noninterest Income section for details on FireEye activity during the second quarter of 2014.

•	Gains on equity warrant assets of $12.3 million, compared to $25.4 million.

•	Foreign exchange fees of $17.9 million, an increase of $0.7 million (or 4.1 percent).

•	Noninterest expense of $173.4 million, an increase of $1.0 million (or 0.6 percent).

•	The issuance and sale through a public offering of 4,485,000 shares of common stock at an offering price of $101.00 per share, which resulted in net proceeds of $434.9 million.

Second Quarter 2014 Summary

(Dollars in millions, except share data and ratios)	Three months ended					Six months ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	June 30, 2014	June 30, 2013
Income statement:
Diluted earnings per common share	$1.04	$1.95	$1.27	$1.46	$1.06	$2.96	$1.96
Net income available to common stockholders	50.8	91.3	58.8	67.6	48.6	142.1	89.5
Net interest income	205.0	196.3	187.0	177.1	170.1	401.3	333.3
Provision for loan losses	1.9	0.5	28.7	10.6	18.6	2.4	24.4
Noninterest income	14.2	310.2	238.7	257.7	98.2	324.4	176.8
Noninterest expense	173.4	172.4	168.9	160.5	143.3	345.9	292.3
Non-GAAP core fee income (1)	50.0	50.9	49.0	43.2	42.0	100.9	83.3
Non-GAAP noninterest income, net of noncontrolling interests (1)	49.5	123.5	100.9	105.8	67.5	173.0	123.6
Non-GAAP noninterest expense, net of noncontrolling interests (1)	168.2	169.1	165.2	157.2	140.4	337.3	286.6
Fully taxable equivalent:
Net interest income (2)	$205.4	$196.8	$187.4	$177.5	$170.5	$402.1	$334.1
Net interest margin	2.79%	3.13%	3.20%	3.32%	3.40%	2.95%	3.32%
Balance sheet:
Average total assets	$31,745.6	$27,767.6	$25,331.4	$23,072.7	$22,093.3	$29,767.6	$22,203.3
Average loans, net of unearned income	11,080.6	10,767.7	10,138.3	9,545.9	9,022.2	10,925.0	8,852.5
Average available-for-sale securities	13,397.3	12,248.9	11,004.3	10,082.2	10,425.8	12,826.3	10,655.4
Average held-to-maturity securities (3)	1,793.7	—	—	—	—	901.8	—
Average noninterest-bearing demand deposits	19,472.5	16,880.5	15,240.7	13,665.5	13,257.5	18,183.7	13,321.6
Average interest-bearing deposits	7,704.6	6,795.9	6,247.5	5,894.4	5,356.7	7,252.8	5,377.7
Average total deposits	27,177.1	23,676.4	21,488.2	19,559.9	18,614.2	25,436.5	18,699.4
Average long-term debt	454.7	455.2	455.8	455.8	457.0	455.0	457.2
Period-end total assets	33,309.0	29,711.0	26,417.2	23,740.9	22,153.9	33,309.0	22,153.9
Period-end loans, net of unearned income	11,348.7	10,833.9	10,906.4	9,825.0	9,622.2	11,348.7	9,622.2
Period-end available-for-sale securities	11,672.8	12,843.1	11,986.8	10,209.9	10,043.3	11,672.8	10,043.3
Period-end held-to-maturity securities	5,463.9	—	—	—	—	5,463.9	—
Period-end non-marketable and other securities	1,757.2	1,770.5	1,595.5	1,425.1	1,255.4	1,757.2	1,255.4
Period-end noninterest-bearing demand deposits	20,235.5	18,314.8	15,894.4	14,105.7	13,213.6	20,235.5	13,213.6
Period-end interest-bearing deposits	8,117.0	7,162.1	6,578.6	5,891.3	5,476.5	8,117.0	5,476.5
Period-end total deposits	28,352.5	25,476.9	22,473.0	19,997.0	18,690.1	28,352.5	18,690.1
Off-balance sheet:
Average client investment funds	$30,152.6	$27,134.7	$26,224.5	$24,958.6	$23,201.0	$28,643.9	$22,845.3
Period-end client investment funds	30,376.0	28,237.8	26,363.0	25,318.3	24,001.8	30,376.0	24,001.8
Total unfunded credit commitments	13,570.0	12,371.3	11,470.7	10,675.6	9,785.7	13,570.0	9,785.7
Earnings ratios:
Return on average assets (annualized) (4)	0.64%	1.33%	0.92%	1.16%	0.88%	0.96%	0.81%
Return on average SVBFG stockholders’ equity (annualized) (5)	8.50	17.63	11.60	14.05	10.12	12.74	9.52
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.06%	1.13%	1.30%	1.26%	1.23%	1.06%	1.23%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.02	1.07	1.11	1.13	1.13	1.02	1.13
Gross charge-offs as a % of average total gross loans (annualized)	0.23	0.79	0.52	0.34	0.68	0.50	0.47
Net charge-offs as a % of average total gross loans (annualized)	0.17	0.74	0.41	0.23	0.49	0.45	0.35
Other ratios:
Operating efficiency ratio (6)	78.98%	34.01%	39.62%	36.89%	53.32%	47.60%	57.21%
Non-GAAP operating efficiency ratio (1)	65.97	52.81	57.29	55.50	59.01	58.64	62.62
Total risk-based capital ratio	15.36	13.41	13.13	14.16	14.03	15.36	14.03
Bank total risk-based capital ratio	13.41	11.47	11.32	12.31	12.42	13.41	12.42
Tier 1 leverage ratio	8.74	7.99	8.31	8.75	8.78	8.74	8.78
Bank tier 1 leverage ratio	7.51	6.72	7.04	7.46	7.66	7.51	7.66
Period-end loans, net of unearned income, to deposits ratio	40.03	42.52	48.53	49.13	51.48	40.03	51.48
Average loans, net of unearned income, to average deposits ratio	40.77	45.48	47.18	48.80	48.47	42.95	47.34
Book value per common share (7)	$52.78	$45.59	$42.93	$42.64	$40.65	$52.78	$40.65
Other statistics:
Average full-time equivalent employees	1,768	1,735	1,690	1,675	1,657	1,751	1,656
Period-end full-time equivalent employees	1,786	1,737	1,704	1,683	1,657	1,786	1,657

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended June 30, 2014, March 31, 2014, December 31, 2013, September 30, 2013 and June 30, 2013. The taxable equivalent adjustments were $0.9 million for both the six month periods ended June 30, 2014 and 2013.

(3)	Three and six months ended June 30, 2014 average balances reflective of the re-designation effective June 1, 2014.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(6)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $205.4 million for the second quarter of 2014, compared to $196.8 million for the first quarter of 2014 and $170.5 million for the second quarter of 2013. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the first quarter of 2014 to the second quarter of 2014. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q2'14 compared to Q1'14
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$465	$(158)	$307
AFS / HTM investment securities	14,858	(5,858)	9,000
Loans	4,951	(5,443)	(492)
Increase (decrease) in interest income, net	20,274	(11,459)	8,815
Interest expense:
Deposits	290	(126)	164
Long-term debt	5	11	16
Increase (decrease) in interest expense, net	295	(115)	180
Increase (decrease) in net interest income	$19,979	$(11,344)	$8,635

The increase in net interest income, on a fully taxable equivalent basis, from the first quarter of 2014 to the second quarter of 2014, was primarily attributable to the following:

•
An increase in interest income from our fixed income securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $9.0 million to $64.6 million for the second quarter of 2014. Significant deposit growth in both the first and second quarters of 2014, resulted in a $2.9 billion increase in average investment securities and improved net interest income, offset by a decrease in investment yields. The overall yield on our investment securities portfolio decreased 13 basis points. Lower reinvestment yields, resulting from a lower overall market rate environment and an increase in purchases of U.S. Treasury securities during the second quarter of 2014, plus an additional day in the current quarter, contributed to a decline of 20 basis points. The decline was partially offset by a decrease in premium amortization expense to $6.9 million in the second quarter of 2014 as compared to $7.5 million in the first quarter of 2014. The remaining unamortized premium balance as of June 30, 2014 and March 31, 2014, was $17.8 million (net of discounts of $85.3 million) and $38.8 million (net of discounts of $63.0 million), respectively.

•
A decrease in interest income from loans of $0.5 million to $147.7 million for the second quarter of 2014. The decrease was primarily reflective of an overall loan yield decrease of 23 basis points, from 5.58 percent to 5.35 percent, attributable to a decrease from both gross loan and loan fee yields. Loan fee yields decreased 15 basis points, primarily attributable to a $2.4 million (or 10 basis points) decrease in total prepayment fees, mainly associated with one client in the first quarter. Gross loan yields, excluding loan interest recoveries, decreased to 4.49 percent from 4.61 percent, reflective of the change in the mix of our overall loan portfolio.  In recent quarters, our loan growth has generally been driven from our venture capital/private equity loans which, on average have lower yields.  Additionally, our higher yielding sponsor led buy-out loan portfolio declined over the past quarter. The overall low market rate environment and increased price competition have impacted interest income. The decrease in both loan fee yields and gross loan yields were partially offset by an increase in loan interest recoveries of $1.4 million (or 4 basis points).

Net interest margin, on a fully taxable equivalent basis, was 2.79 percent for the second quarter of 2014, compared to 3.13 percent for the first quarter of 2014 and 3.40 percent for the second quarter of 2013. The decline in our net interest margin, from the first quarter of 2014 to the second quarter of 2014, was primarily attributable to growth in deposits, much of which was invested in lower yielding investment securities, and the decrease in loan yields as outlined above.

Investment Securities

Our investment securities portfolio consists of an available-for-sale securities portfolio and a held-to-maturity portfolio, both of which primarily represent interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolios increased by $4.3 billion, to $17.1 billion at June 30, 2014. New investments of $4.5 billion included $4.2 billion of U.S. Treasuries and the remainder in agency-issued mortgage securities, as part of our continued focus on limiting our duration risk. The duration of our fixed income investment securities portfolio was 3.1 years in the second quarter of 2014 compared to 3.3 years in the first quarter of 2014. Both average and period-end growth in our fixed income investment securities portfolios was due to strong growth in deposits during the second quarter of 2014. Non-marketable and other securities remained relatively flat at $1.8 billion ($492 million net of noncontrolling interests) at June 30, 2014.

Available-for-Sale Securities

Average available-for-sale securities increased by $1.1 billion to $13.4 billion for the second quarter of 2014, compared to $12.2 billion for the first quarter of 2014 and $10.4 billion for the second quarter of 2013. Period-end available-for-sale securities were $11.7 billion at June 30, 2014, $12.8 billion at March 31, 2014 and $10.0 billion at June 30, 2013. The decrease in period-end balances from the first quarter of 2014 to the second quarter of 2014 was primarily due to a $5.4 billion transfer of securities out of our available-for-sale securities portfolio into a held-to-maturity securities portfolio as discussed below. The decrease, as a result of the transfer, was offset by purchases of new available-for-sale securities of $4.5 billion. New investments in available-for-sale securities were primarily concentrated in fixed rate U.S. Treasury securities. Additionally, the fair value of our available-for-sale securities portfolio increased by $98.4 million primarily as a result of the decrease in period-end market rates. The $98.4 million increase in unrealized gains from the valuation increases is reflected as a $58.7 million increase (net of tax) in accumulated other comprehensive income, which partially contributed to the overall increase in stockholders' equity.

Held-to-Maturity Securities

During the second quarter of 2014, we re-designated certain securities from the classification of “available-for-sale” to “held-to-maturity”. The securities re-designated primarily consisted of mortgage-backed securities ("MBS") and collateralized mortgage obligations ("CMOs") with a total carrying value of $5.4 billion at June 1, 2014. At the time of re-designation the securities had unrealized gains totaling $22.5 million, net of tax, recorded in accumulated other comprehensive income and are being amortized over the life of the securities in a manner consistent with the amortization of a premium or discount. Our decision to re-designate the securities was based on our ability and intent to hold these securities to maturity. Factors used in assessing the ability to hold these securities to maturity were future liquidity needs and sources of funding.

During June 2014, new investments of $120 million increased the period-end held-to-maturity security balance to $5.5 billion at June 30, 2014. Average held-to-maturity securities were $1.8 billion for the second quarter of 2014.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, debt funds and private and public portfolio companies.

Non-marketable and other securities decreased slightly by $13 million to $1.8 billion ($492 million net of noncontrolling interests) at June 30, 2014, compared to $1.8 billion ($493 million net of noncontrolling interests) at March 31, 2014 and $1.3 billion ($477 million net of noncontrolling interests) at June 30, 2013. The decrease of $13 million was primarily due to valuation declines in our managed direct venture funds mostly offset by additional capital calls for fund investments and valuation gains from other managed funds. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans (net of unearned income) increased by $313 million to $11.1 billion for the second quarter of 2014, compared to $10.8 billion for the first quarter of 2014 and $9.0 billion for the second quarter of 2013. Period-end loans, (net of unearned income) increased by $515 million to $11.3 billion at June 30, 2014, compared to $10.8 billion at March 31, 2014 and $9.6 billion at June 30, 2013. Period-end loan growth came primarily from our venture capital/private equity and private bank portfolios, which increased $515 million from the first quarter of 2014.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million held flat and totaled $3.9 billion, $3.9 billion and $3.6 billion at June 30, 2014, March 31, 2014 and June 30, 2013, respectively, which represents 33.8 percent, 36.0 percent and 36.7 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Allowance for loan losses, beginning balance	$123,542	$142,886	$112,205	$142,886	$110,651
Provision for loan losses	1,947	494	18,572	2,441	24,385
Gross loan charge-offs	(6,382)	(21,150)	(15,375)	(27,532)	(21,001)
Loan recoveries	1,621	1,312	4,169	2,933	5,536
Allowance for loan losses, ending balance	$120,728	$123,542	$119,571	$120,728	$119,571
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.07%	0.02%	0.77%	0.04%	0.51%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.23	0.79	0.68	0.50	0.47
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.17	0.74	0.49	0.45	0.35
Allowance for loan losses as a percentage of period-end total gross loans	1.06	1.13	1.23	1.06	1.23
Period-end total gross loans	$11,437,300	$10,920,482	$9,705,464	$11,437,300	$9,705,464
Average total gross loans	11,166,021	10,852,905	9,100,420	11,010,328	8,929,012

Our provision for loan losses was $1.9 million for the second quarter of 2014, compared to $0.5 million for the first quarter of 2014. The provision of $1.9 million was primarily driven by $5.3 million from period-end loan growth and $4.8 million in net charge-offs, offset by a reserve release of $6.0 million due to the improvement of the credit quality of our overall loan portfolio and a $2.1 million decrease in the reserve for impaired loans resulting from a decrease in impaired loan balances from repayments and charge-offs.

Gross loan charge-offs of $6.4 million for the second quarter of 2014 included $3.9 million of charge-offs from four software clients and $1.7 million from one client in our other commercial loans portfolio, of which a total of $1.4 million was previously reserved for in the first quarter of 2014. Loan recoveries amounted to $1.6 million for the second quarter of 2014 compared to $1.3 million in the first quarter of 2014.

Our allowance for loan losses as a percentage of total gross loans decreased to 1.06 percent at June 30, 2014, compared to 1.13 percent at March 31, 2014. This decrease was driven by a decrease in reserves in the gross performing loan portfolio. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans decreased to 1.02 percent at June 30, 2014 compared to 1.07 percent at March 31, 2014, which reflects the continued improvement in the overall credit quality of our performing loan portfolio.

Our impaired loans totaled $22.3 million at June 30, 2014, compared to $25.0 million at March 31, 2014. Our impaired loan balance decreased $2.7 million, primarily as a result of $2.0 million in net repayments and $3.4 million in charge-offs, offset by $3.0 million in new impaired loans. The allowance for loan losses related to impaired loans was $4.7 million at June 30, 2014, compared to $6.8 million at March 31, 2014.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $57.3 billion for the second quarter of 2014, compared to $50.8 billion for the first quarter of 2014 and $41.8 billion for the second quarter of 2013. Period-end total client funds were $58.7 billion at June 30, 2014, compared to $53.7 billion at March 31, 2014 and $42.7 billion at June 30, 2013.

Deposits

Average deposits were $27.2 billion for the second quarter of 2014, compared to $23.7 billion for the first quarter of 2014 and $18.6 billion for the second quarter of 2013. Period-end deposits were $28.4 billion at June 30, 2014, compared to $25.5 billion at March 31, 2014 and $18.7 billion at June 30, 2013. The increases in average and period-end deposits during the second quarter of 2014 were in both noninterest-bearing demand deposits and interest-bearing deposits, primarily as a result of growth from our existing early-stage clients, reflective of increased venture capital funding activity during the second quarter of 2014, with approximately 20 percent of the period-end growth attributable to new client additions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $30.2 billion for the second quarter of 2014, compared to $27.1 billion for the first quarter of 2014 and $23.2 billion for the second quarter of 2013. Period-end client investment funds were $30.4 billion at June 30, 2014, compared to $28.2 billion at March 31, 2014 and $24.0 billion at June 30, 2013. The increases in average and period-end total client investment funds from the first quarter of 2014 to the second quarter of 2014 were primarily due to a large number of financing and IPO transactions for our early-stage and mid-to-late-stage clients. The increases were also attributable to our existing clients’ increased utilization of our off-balance sheet products managed by SVB Asset Management, which averaged $16.1 billion for the second quarter of 2014, compared to $13.5 billion for the first quarter of 2014.

Noninterest Income

Noninterest income was $14.2 million for the second quarter of 2014, compared to $310.2 million for the first quarter of 2014 and $98.2 million for the second quarter of 2013. Non-GAAP noninterest income, net of noncontrolling interests, was $49.5 million for the second quarter of 2014, compared to $123.5 million for the first quarter of 2014 and $67.5 million for the second quarter of 2013. (See reconciliations of all non-GAAP measures used under the section " Use of Non-GAAP Financial Measures".)

The decrease of $296.0 million ($74.0 million net of noncontrolling interests) in noninterest income from the first quarter of 2014 to the second quarter of 2014 was primarily driven by net losses on investment securities of $57.3 million ($22.1 million net of noncontrolling interests) and lower net gains on derivative instruments, primarily from equity warrant assets.

Items impacting the change in noninterest income from the first quarter of 2014 to the second quarter of 2014 were as follows:

•
Losses on investment securities of $57.3 million for the second quarter of 2014, compared to gains of $223.9 million for the first quarter of 2014. Net of noncontrolling interests, net losses on investment securities were $22.1 million for the second quarter of 2014 compared to gains of $37.4 million for the first quarter of 2014. The losses, net of noncontrolling interests, of $22.1 million for the second quarter of 2014 were primarily driven by the following:

◦	Losses of $16.8 million from our managed direct venture funds, mainly due to the decrease in the public company stock price of FireEye.

◦
Losses of $16.5 million from our equity securities holdings, primarily attributable to the decrease in the public company stock price of FireEye, subsequent to March 31, 2014, upon the sale of our FireEye warrant shares.

◦
Gains of $8.6 million from our strategic and other investments, primarily driven by strong distributions from strategic venture capital fund investments as well as the acquisition of one of our direct equity investments, for which we recorded a gain of $4.7 million.

◦	Gains of $3.0 million from our managed funds of funds, primarily related to unrealized valuation adjustments of two of our funds of funds.

As of June 30, 2014, we held investments, either directly or indirectly through 13 of our managed investment funds, in 464 funds (primarily venture capital funds), 102 companies and 5 debt funds.
The following tables provide a summary of non-GAAP net (losses) gains on investment securities, net of noncontrolling interests for the three months ended June 30, 2014 and March 31, 2014, respectively:

	Three months ended June 30, 2014
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total (losses) gains on investment securities, net	$38,478	$(87,548)	$(356)	$(16,480)	$8,586	$(57,320)
Less: (losses) income attributable to noncontrolling interests, including carried interest	35,507	(70,746)	(1)	—	—	(35,240)
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$2,971	$(16,802)	$(355)	$(16,480)	$8,586	$(22,080)

	Three months ended March 31, 2014
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$111,448	$105,702	$3,001	$60	$3,701	$223,912
Less: income (losses) attributable to noncontrolling interests, including carried interest	101,451	85,114	(13)	—	—	186,552
Non-GAAP net gains on investment securities, net of noncontrolling interests	$9,997	$20,588	$3,014	$60	$3,701	$37,360

As shown above, our second quarter 2014 net losses on investment securities were $57.3 million ($22.1 million, net of noncontrolling interests). Included in these net losses are realized losses from the sales of available-for-sale equity securities, realized gains from distributions in our non-marketable and other securities portfolio, and net unrealized valuation losses from holdings in existing public companies in our nonmarketable and other securities portfolio. The primary contributor being from our holdings in FireEye, which amounted to total net losses of $98.9 million ($30.4 million, net of noncontrolling interests).

•
Net gains on derivative instruments were $12.8 million for the second quarter of 2014, compared to $24.2 million for the first quarter of 2014. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net gains on equity warrant assets	$12,329	$25,373	$7,190	$37,702	$10,695
Gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	170	302	124	472	173
Gains (losses) on internal foreign exchange forward contracts, net (1)	538	(1,029)	712	(491)	6,912
Total gains (losses) on foreign exchange forward contracts, net	708	(727)	836	(19)	7,085
Net (losses) gains on other derivatives (2)	(262)	(479)	61	(741)	599
Total gains on derivative instruments, net	$12,775	$24,167	$8,087	$36,942	$18,379

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments.

(2)	Primarily represents the change in fair value of loan conversion options and our interest rate swap.

◦	Net gains of $12.8 million on derivative instruments for the second quarter of 2014 was primarily attributable to the following:

•Net gains on equity warrant assets of $12.3 million attributable to the following:

◦
Net gains of $9.2 million from changes in warrant valuations compared to net gains of $7.1 million for the first quarter of 2014. The warrant valuation gains were primarily attributable to our private warrant portfolio.

◦
Net gains of $3.6 million from the exercise of equity warrant assets, compared to net gains of $18.4 million, primarily reflective of the exercise of FireEye equity warrants, for the first quarter of 2014.

•
Net gains of $0.5 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the second quarter of 2014, compared to net losses of $1.0 million for the first quarter of 2014. The net gains of $0.5 million were offset by net losses of $0.7 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, letters of credit fees and client investment fees) decreased $0.9 million to $50.0 million for the second quarter of 2014, compared to $50.9 million for the first quarter of 2014 and $42.0 million for the second quarter of 2013. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Non-GAAP core fee income:
Foreign exchange fees	$17,928	$17,196	$13,667	$35,124	$27,863
Credit card fees	10,249	10,282	7,609	20,531	15,057
Deposit service charges	9,611	9,607	8,907	19,218	17,700
Lending related fees (1)	5,876	6,303	4,596	12,179	8,570
Letters of credit and standby letters of credit fees	2,810	4,140	3,654	6,950	7,089
Client investment fees	3,519	3,418	3,524	6,937	6,999
Total Non-GAAP core fee income	$49,993	$50,946	$41,957	$100,939	$83,278

(1)
Lending related fees consists of fee income associated with credit commitments such as unused commitment fees, syndication fees and other loan processing fees and, historically, has been included in Other noninterest income. Prior period amounts have been reclassified to conform with current period presentation.

Items impacting the change in non-GAAP core fee income from the first quarter of 2014 to the second quarter of 2014 were primarily attributable to the following:

◦	A decrease of $1.3 million in letters of credit and standby letters of credit fees related to a one-time fee adjustment made during the second quarter of 2014.

◦	A decrease of $0.4 million in lending related fees as a result of lower syndication fee income during the second quarter of 2014.

◦	An increase of $0.7 million in foreign exchange fees as a result of continued strong growth in transaction volumes.

◦	A slight decrease in credit card fees reflective of an increase in credit card interchange fee income as a result of increased volume, offset by higher expenses related to our card rewards program.

Overall Summary of Investments in FireEye

During the second quarter of 2014, our FireEye warrant shares were sold and a portion of our FireEye related investments acquired by our managed direct venture funds were distributed. Our remaining FireEye related investments currently held at June 30, 2014, include common stock acquired through prior investments by our managed direct venture funds.

During the second quarter of 2014 net realized and unrealized losses, related to FireEye, were $98.9 million ($30.4 million net of noncontrolling interests) and consisted of the following:

•	$20.4 million ($3.9 million net of noncontrolling interests) of realized gains from the distribution of shares held by our managed direct venture funds,

•	$14.0 million of realized losses from the sales of all FireEye warrant shares, of which $8.2 million was included in accumulated other comprehensive income (loss) in the first quarter of 2014, and

•	$105.3 million ($20.3 million net of noncontrolling interests) of unrealized losses primarily from the decreased valuation of the remaining shares held by our managed direct venture funds

From June 30, 2014 to July 21, 2014, the market share price of FireEye’s common stock has decreased by approximately 13% from $40.55 to $35.45. Based on that decrease, we would expect a total decrease in the valuation of our remaining FireEye related investments, subsequent to June 30, 2014, of approximately $25 million ($5 million, net of noncontrolling interests) (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”).

Gains (or losses) relating to our FireEye related investments are based on valuation changes or the sale of any securities, and are subject to FireEye’s stock price, which is subject to market conditions and various other factors. Additionally, the expected gains and losses reported above with respect to the remaining shares held at June 30, 2014 are currently unrealized, and the extent such gains (or losses) will become realized is subject to a variety of factors, including among other things, changes in prevailing market prices and the timing of any sales or distribution of securities, which are subject to our securities sales and governance processes and may also be constrained by lock-up agreements. None of the FireEye related investments currently are subject to a lock-up agreement.

Noninterest Expense

Noninterest expense was $173.4 million for the second quarter of 2014, compared to $172.4 million for the first quarter of 2014 and $143.3 million for the second quarter of 2013. The increase of $1.0 million in noninterest expense is primarily driven by an increase in the provision for unfunded credit commitments and other noninterest expense, partially offset by a decrease in compensation and benefits expense.

The noninterest expense increases consist of the following:

•
A provision for unfunded credit commitments of $2.2 million for the second quarter of 2014, compared to a provision of $1.1 million for the first quarter of 2014. The provision of $2.2 million for the second quarter of 2014 is reflective of an increase in unfunded credit commitments balances of $1.1 billion to $13.6 billion.

•	An increase of $1.9 million in other noninterest expenses, primarily due to certain non-recurring expenses and an increase in licensing and fees.

•	An increase of $0.8 million in FDIC assessments, primarily reflective of the increase in average assets.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Compensation and benefits:
Salaries and wages	$45,157	$44,353	$39,209	$89,510	$78,532
Incentive compensation plan	25,561	24,775	20,420	50,336	39,597
ESOP	2,185	1,673	1,240	3,858	4,256
Other employee benefits (1)	26,917	31,706	23,873	58,623	51,061
Total compensation and benefits	$99,820	$102,507	$84,742	$202,327	$173,446
Period-end full-time equivalent employees	1,786	1,737	1,657	1,786	1,657
Average full-time equivalent employees	1,768	1,735	1,657	1,751	1,656

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $2.7 million decrease in total compensation and benefits expense primarily consists of the following:

•
A decrease of $4.4 million in 401(k) employer matching contributions and the associated payroll taxes, primarily due to employer contributions made in the first quarter of 2014 as a result of annual incentive compensation payouts for 2013 to employees.

•
An increase of $0.8 million in salaries and wages expense, primarily due to an increase in the number of average full-time equivalent employees ("FTE"), which increased by 33 to 1,768 FTEs for the second quarter of 2014 and the impact of annual merit increases, which took effect during the first quarter.

•
An increase of $1.3 million in expense relating to incentive compensation plans and the Employee Stock Ownership Plan ("ESOP"), which reflects our current expectation that we will exceed our internal performance targets for 2014.

Non-GAAP noninterest expense, net of noncontrolling interests was $168.2 million for the second quarter of 2014, compared to $169.1 million for the first quarter of 2014 and $140.4 million for the second quarter of 2013. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”
Income Tax Expense

Our effective tax rate was 39.8 percent for the second quarter of 2014, compared to 39.2 percent for the first quarter of 2014 and 38.2 percent for the second quarter of 2013. Our effective tax rate was 39.4 percent for the six months ended June 30, 2014, compared to 38.7 percent for the comparable 2013 period. The increases in the tax rates were primarily attributable to lower tax credits from our tax advantaged investments.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors, in our consolidated subsidiaries, other than us are reflected under “Net Loss (Income) Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net interest loss (income) (1)	$5	$(8)	$(20)	$(3)	$(44)
Noninterest loss (income) (1)	43,961	(202,138)	(31,498)	(158,177)	(54,786)
Noninterest expense (1)	5,267	3,321	2,867	8,588	5,727
Carried interest (loss) income (2)	(8,636)	15,420	747	6,784	1,545
Net loss (income) attributable to noncontrolling interests	$40,597	$(183,405)	$(27,904)	$(142,808)	$(47,558)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.

Net loss attributable to noncontrolling interests was $40.6 million for the second quarter of 2014, compared to net income of $183.4 million for the first quarter of 2014 and $27.9 million for the second quarter of 2013. Net loss attributable to noncontrolling interests of $40.6 million for the second quarter of 2014 was primarily a result of the following:

•
Net losses on investment securities (including carried interest) attributable to noncontrolling interests of $35.2 million primarily from losses of $70.7 million from our managed direct venture funds, offset by gains of $35.5 million from our managed funds of funds. The carried interest loss of $8.6 million, primarily reflects the impact of the decline in FireEye valuations in our managed direct funds.

•	Noninterest expense of $5.3 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

To support the continued growth of our balance sheet, during the second quarter of 2014, we issued and sold in a public offering 4,485,000 shares of common stock at a price of $101 per share. We received net proceeds of $434.9 million after deducting underwriting discounts and commissions.

Total SVBFG stockholders’ equity increased by $0.6 billion to $2.7 billion at June 30, 2014, compared to $2.1 billion at March 31, 2014, primarily due to the $434.9 million in proceeds received in conjunction with the common stock equity offering as mentioned above and net income of $50.8 million in the second quarter of 2014. Additionally, the increase in the net balance of our accumulated other comprehensive income to $50.3 million from a net loss balance of $30.4 million at March 31, 2014, was primarily driven by a $135.1 million increase in the fair value of our fixed income securities portfolio ($80.6 million net of tax), which resulted from a decrease in period-end market interest rates compared to the prior quarter end.

Capital Ratios

Our regulatory capital ratios (total risk-based capital, tier 1 risk based capital and tier 1 leverage ratios) for both SVB Financial and the Bank increased compared to March 31, 2014, as a result of growth in quarterly earnings and SVB Financial's common stock offering during May 2014, which resulted in the issuance of 4,485,000 shares and net proceeds of $434.9 million, of which $400 million was downstreamed to the Bank and had a positive impact on Bank level regulatory capital ratios.  Our total risk-based capital ratio and tier 1 risk-based capital ratio, reflect the increase in regulatory capital and the partial offset of an increase in risk-weighted assets during the quarter primarily from loan growth. The increase in our tier 1 leverage ratio reflects the increase in regulatory capital with a partial offset from an increase in total average assets during the quarter resulting from an increase in client deposits. All of our capital ratios are above the levels considered “well capitalized” under banking regulations.

Volcker Rule
As discussed in the fourth quarter of 2013, federal regulatory agencies adopted final rules implementing the “Volcker Rule” under the Dodd-Frank Act, which, among other things, restricts or limits banks from sponsoring or having ownership interests in “covered” funds including venture capital and private equity funds.
We currently estimate that our total venture capital and private equity fund investments deemed to be prohibited covered fund interests and therefore subject to the Volcker Rule restrictions, have, as of June 30, 2014, an aggregate carrying value of approximately $256.5 million (and an aggregate fair value of approximately $343.6 million). These covered fund interests are comprised of our interests (excluding any noncontrolling interests) in our consolidated managed funds and certain of our non-marketable securities.
We continue to assess the financial impact of these rules on our fund investments, as well as the impact of other Volcker restrictions on other areas of our business. The actual and expected financial impact from these restrictions on our investments, if any, will be dependent on a variety of factors, including: our ability to obtain regulatory extensions; our ability to sell the investments; our carrying value at the time of any sale; the actual sales price realized; the timing of such sales; and any subsequently-issued regulatory guidance or interpretations of the rules.

Outlook for the Year Ending December 31, 2014

Our outlook for the year ending December 31, 2014 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the year ending December 31, 2014, compared to our 2013 results, we currently expect the following outlook:

	Current full year 2014 outlook compared to 2013 results (as of July 24, 2014)	Change in outlook compared to outlook reported as of April 24, 2014
Average loan balances	Increase at a percentage rate in the high teens to low twenties	Outlook increased from high teens
Average deposit balances	Increase at a percentage rate in the low forties	Outlook increased from high twenties
Net interest income (1)	Increase at a percentage rate in the low twenties	Outlook increased from high teens
Net interest margin (1)	Between 2.75% and 2.85%	Outlook decreased from 3.10% to 3.20%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2013 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Comparable to 2013 levels	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high teens	Outlook increased from low teens
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the low double digits	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is primarily based on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions and actual prepayment rates. See also other factors that may cause our outlook to differ from our actual results under the section "Forward Looking Statements" below.

(2)	Non-GAAP

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the sections “Outlook for the Year Ending December 31, 2014 ” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance, including potential investment gains; loan growth and loan yields; expense levels; and financial results (and the components of such results) for the year 2014.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2014 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected growth, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by GAAP, and (ix) regulatory or legal changes or their impact on us, including the impact of the Volcker Rule. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On July 24, 2014, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended June 30, 2014. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “85897260.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, July 24, 2014, through midnight on Tuesday, July 29, 2014, and may be accessed by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “85897260.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, July 24, 2014.

About SVB Financial Group

For over three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 28 offices in the U.S. and international operations in China, Hong Kong, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest income:
Loans	$147,680	$148,172	$131,785	$295,852	$255,529
Investment securities:
Taxable	63,424	54,420	44,657	117,844	90,409
Non-taxable	794	796	807	1,590	1,606
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,943	1,636	734	3,579	1,453
Total interest income	213,841	205,024	177,983	418,865	348,997
Interest expense:
Deposits	3,068	2,904	2,085	5,972	4,136
Borrowings	5,808	5,792	5,817	11,600	11,611
Total interest expense	8,876	8,696	7,902	17,572	15,747
Net interest income	204,965	196,328	170,081	401,293	333,250
Provision for loan losses	1,947	494	18,572	2,441	24,385
Net interest income after provision for loan losses	203,018	195,834	151,509	398,852	308,865
Noninterest income:
(Losses) gains on investment securities, net	(57,320)	223,912	40,561	166,592	67,999
Foreign exchange fees	17,928	17,196	13,667	35,124	27,863
Gains on derivative instruments, net	12,775	24,167	8,087	36,942	18,379
Credit card fees	10,249	10,282	7,609	20,531	15,057
Deposit service charges	9,611	9,607	8,907	19,218	17,700
Lending related fees	5,876	6,303	4,596	12,179	8,570
Client investment fees	3,519	3,418	3,524	6,937	6,999
Letters of credit and standby letters of credit fees	2,810	4,140	3,654	6,950	7,089
Other	8,762	11,200	7,634	19,962	7,187
Total noninterest income	14,210	310,225	98,239	324,435	176,843
Noninterest expense:
Compensation and benefits	99,820	102,507	84,742	202,327	173,446
Professional services	21,113	21,189	16,633	42,302	33,793
Premises and equipment	12,053	11,582	11,402	23,635	22,127
Business development and travel	9,249	10,194	7,783	19,443	16,055
Net occupancy	7,680	7,320	5,795	15,000	11,562
FDIC assessments	4,945	4,128	2,853	9,073	6,235
Correspondent bank fees	3,274	3,203	3,049	6,477	6,104
Provision for unfunded credit commitments	2,185	1,123	1,347	3,308	3,361
Other	13,127	11,190	9,688	24,317	19,623
Total noninterest expense	173,446	172,436	143,292	345,882	292,306
Income before income tax expense	43,782	333,623	106,456	377,405	193,402
Income tax expense	33,582	58,917	29,968	92,499	56,369
Net income before noncontrolling interests	10,200	274,706	76,488	284,906	137,033
Net loss (income) attributable to noncontrolling interests	40,597	(183,405)	(27,904)	(142,808)	(47,558)
Net income available to common stockholders	$50,797	$91,301	$48,584	$142,098	$89,475
Earnings per common share—basic	$1.05	$1.99	$1.08	$3.02	$1.99
Earnings per common share—diluted	1.04	1.95	1.06	2.96	1.96
Weighted average common shares outstanding—basic	48,168,275	45,866,387	45,164,138	47,024,645	44,984,826
Weighted average common shares outstanding—diluted	49,044,949	46,724,812	45,684,205	47,987,024	45,537,349

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	June 30, 2014	March 31, 2014	June 30, 2013
Assets:
Cash and cash equivalents	$2,649,831	$3,862,464	$873,251
Available-for-sale securities	11,672,790	12,843,099	10,043,341
Held-to-maturity securities	5,463,920	—	—
Non-marketable and other securities	1,757,235	1,770,456	1,255,425
Investment securities	18,893,945	14,613,555	11,298,766
Loans, net of unearned income	11,348,711	10,833,908	9,622,172
Allowance for loan losses	(120,728)	(123,542)	(119,571)
Net loans	11,227,983	10,710,366	9,502,601
Premises and equipment, net of accumulated depreciation and amortization	71,465	66,123	65,644
Accrued interest receivable and other assets	465,792	458,531	413,639
Total assets	$33,309,016	$29,711,039	$22,153,901
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$20,235,549	$18,314,830	$13,213,558
Interest-bearing deposits	8,116,998	7,162,075	5,476,516
Total deposits	28,352,547	25,476,905	18,690,074
Short-term borrowings	4,910	4,810	5,400
Other liabilities	559,073	407,573	330,394
Long-term debt	454,462	454,770	455,938
Total liabilities	29,370,992	26,344,058	19,481,806
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 50,695,206 shares, 45,934,521 shares and 45,460,543 shares outstanding, respectively	51	46	45
Additional paid-in capital	1,092,582	642,311	593,328
Retained earnings	1,532,830	1,482,033	1,264,354
Accumulated other comprehensive income (loss)	50,276	(30,390)	(9,771)
Total SVBFG stockholders’ equity	2,675,739	2,094,000	1,847,956
Noncontrolling interests	1,262,285	1,272,981	824,139
Total equity	3,938,024	3,366,981	2,672,095
Total liabilities and total equity	$33,309,016	$29,711,039	$22,153,901

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	June 30, 2014			March 31, 2014			June 30, 2013
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,210,218	$1,943	0.24%	$2,482,190	$1,636	0.27%	$693,297	$734	0.42%
Investment securities: (2)
Available-for-sale securities:
Taxable	13,342,544	53,915	1.62	12,167,143	54,420	1.81	10,342,873	44,657	1.73
Non-taxable (3)	54,721	815	5.97	81,782	1,225	6.07	82,943	1,242	6.01
Held-to-maturity securities:
Taxable	1,765,204	9,509	2.16	—	—	—	—	—	—
Non-taxable (3)	28,494	406	5.72	—	—	—	—	—	—
Total loans, net of unearned income (4) (5)	11,080,602	147,680	5.35	10,767,684	148,172	5.58	9,022,173	131,785	5.86
Total interest-earning assets	29,481,783	214,268	2.91	25,498,799	205,453	3.27	20,141,286	178,418	3.55
Cash and due from banks	60,373			264,478			299,886
Allowance for loan losses	(128,465)			(141,073)			(118,635)
Other assets (6)	2,331,939			2,145,429			1,770,761
Total assets	$31,745,630			$27,767,633			$22,093,298
Funding sources:
Interest-bearing liabilities:
NOW deposits	$159,316	$155	0.39%	$150,737	$136	0.37%	$140,725	$122	0.35%
Money market deposits	5,338,785	2,561	0.19	4,582,863	2,412	0.21	3,220,618	1,552	0.19
Money market deposits in foreign offices	201,821	38	0.08	191,715	46	0.10	133,084	32	0.10
Time deposits	150,731	92	0.24	168,050	100	0.24	179,361	169	0.38
Sweep deposits in foreign offices	1,853,930	222	0.05	1,702,563	210	0.05	1,682,901	210	0.05
Total interest-bearing deposits	7,704,583	3,068	0.16	6,795,928	2,904	0.17	5,356,689	2,085	0.16
Short-term borrowings	4,554	—	—	4,984	—	—	24,019	43	0.72
5.375% Senior Notes	348,284	4,830	5.56	348,229	4,828	5.62	348,066	4,823	5.56
Junior Subordinated Debentures	54,962	848	6.19	55,005	839	6.19	55,138	832	6.05
6.05% Subordinated Notes	51,470	130	1.01	51,968	125	0.98	53,766	119	0.89
Total interest-bearing liabilities	8,163,853	8,876	0.44	7,256,114	8,696	0.49	5,837,678	7,902	0.54
Portion of noninterest-bearing funding sources	21,317,930			18,242,685			14,303,608
Total funding sources	29,481,783	8,876	0.12	25,498,799	8,696	0.14	20,141,286	7,902	0.15
Noninterest-bearing funding sources:
Demand deposits	19,472,542			16,880,520			13,257,481
Other liabilities	398,492			396,203			290,381
SVBFG stockholders’ equity	2,397,386			2,099,819			1,924,902
Noncontrolling interests	1,313,357			1,134,977			782,856
Portion used to fund interest-earning assets	(21,317,930)			(18,242,685)			(14,303,608)
Total liabilities and total equity	$31,745,630			$27,767,633			$22,093,298
Net interest income and margin		$205,392	2.79%		$196,757	3.13%		$170,516	3.40%
Total deposits	$27,177,125			$23,676,448			$18,614,170
Average SVBFG stockholders’ equity as a percentage of average assets			7.55%			7.56%			8.71%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(427)			(429)			(435)
Net interest income, as reported		$204,965			$196,328			$170,081

(1)
Includes average interest-earning deposits in other financial institutions of $342 million, $317 million and $157 million for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively. For the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013, balance also includes $2.5 billion, $2.0 billion and $0.4 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $21.3 million, $24.3 million and $20.3 million for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively.

(6)
Average investment securities of $1.8 billion, $1.6 billion and $1.4 billion for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Six months ended
	June 30, 2014			June 30, 2013
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,848,215	$3,579	0.25%	$757,501	$1,453	0.39%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,758,090	108,335	1.71	10,572,031	90,409	1.72
Non-taxable (3)	68,177	2,040	6.03	83,374	2,471	5.98
Held-to-maturity securities:
Taxable	887,478	9,509	2.16	—	—	—
Non-taxable (3)	14,326	406	5.71	—	—	—
Total loans, net of unearned income (4) (5)	10,925,007	295,852	5.46	8,852,488	255,529	5.82
Total interest-earning assets	27,501,293	419,721	3.08	20,265,394	349,862	3.48
Cash and due from banks	161,862			289,590
Allowance for loan losses	(134,734)			(117,069)
Other assets (6)	2,239,200			1,765,402
Total assets	$29,767,621			$22,203,317
Funding sources:
Interest-bearing liabilities:
NOW deposits	$155,050	$291	0.38%	$138,095	$239	0.35%
Money market deposits	4,962,911	4,973	0.20	3,132,310	3,047	0.20
Money market deposits in foreign offices	196,796	84	0.09	124,420	60	0.10
Time deposits	159,343	192	0.24	175,900	342	0.39
Sweep deposits in foreign offices	1,778,665	432	0.05	1,807,008	448	0.05
Total interest-bearing deposits	7,252,765	5,972	0.17	5,377,733	4,136	0.16
Short-term borrowings	4,768	—	—	49,339	71	0.29
5.375% Senior Notes	348,256	9,658	5.59	348,040	9,644	5.59
Junior Subordinated Debentures	54,984	1,687	6.19	55,159	1,664	6.08
6.05% Subordinated Notes	51,717	255	0.99	54,023	232	0.87
Total interest-bearing liabilities	7,712,490	17,572	0.46	5,884,294	15,747	0.54
Portion of noninterest-bearing funding sources	19,788,803			14,381,100
Total funding sources	27,501,293	17,572	0.13	20,265,394	15,747	0.16
Noninterest-bearing funding sources:
Demand deposits	18,183,692			13,321,635
Other liabilities	397,354			324,954
SVBFG stockholders’ equity	2,249,425			1,895,768
Noncontrolling interests	1,224,660			776,666
Portion used to fund interest-earning assets	(19,788,803)			(14,381,100)
Total liabilities and total equity	$29,767,621			$22,203,317
Net interest income and margin		$402,149	2.95%		$334,115	3.32%
Total deposits	$25,436,457			$18,699,368
Average SVBFG stockholders’ equity as a percentage of average assets			7.56%			8.54%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(856)			(865)
Net interest income, as reported		$401,293			$333,250

(1)
Includes average interest-earning deposits in other financial institutions of $330 million and $167 million for the six months ended June 30, 2014 and 2013, respectively. For the six months ended June 30, 2014 and 2013, balance also includes $2.3 billion and $0.4 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $45.6 million and $37.1 million for the six months ended June 30, 2014 and 2013, respectively.

(6)
Average investment securities of $1.7 billion and $1.4 billion for the six months ended June 30, 2014 and 2013, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Equity warrant assets (1):
Gains on exercises, net	$3,553	$18,402	$1,611	$21,955	$2,425
Cancellations and expirations	(429)	(87)	(118)	(516)	(222)
Changes in fair value	9,205	7,058	5,697	16,263	8,492
Total net gains on equity warrant assets (2)	$12,329	$25,373	$7,190	$37,702	$10,695

(1)
At June 30, 2014, we held warrants in 1,383 companies, compared to 1,343 companies at March 31, 2014 and 1,302 companies at June 30, 2013. The total value of our warrant portfolio was $89 million at June 30, 2014 compared to $91 million at March 31, 2014, and $77 million at June 30, 2013.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Weighted average common shares outstanding—basic	48,168	45,866	45,164	47,025	44,985
Effect of dilutive securities:
Stock options and employee stock purchase plan	569	566	380	601	384
Restricted stock units	308	293	140	361	168
Total effect of dilutive securities	877	859	520	962	552
Weighted average common shares outstanding—diluted	49,045	46,725	45,684	47,987	45,537

Capital Ratios

	June 30, 2014	March 31, 2014	June 30, 2013
SVB Financial Group:
Total risk-based capital ratio	15.36%	13.41%	14.03%
Tier 1 risk-based capital ratio	14.42	12.35	12.84
Tier 1 leverage ratio	8.74	7.99	8.78
Tangible common equity to tangible assets ratio (1)	8.03	7.05	8.34
Tangible common equity to risk-weighted assets ratio (1)	14.52	12.17	12.73
Silicon Valley Bank:
Total risk-based capital ratio	13.41%	11.47%	12.42%
Tier 1 risk-based capital ratio	12.45	10.39	11.20
Tier 1 leverage ratio	7.51	6.72	7.66
Tangible common equity to tangible assets ratio (1)	7.22	6.20	7.60
Tangible common equity to risk-weighted assets ratio (1)	12.65	10.29	11.18

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	June 30, 2014	March 31, 2014	June 30, 2013
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$1,489,770	$1,578,092	$1,288,687
Hardware	484,240	562,523	554,123
Venture capital/private equity	1,286,736	1,136,554	1,090,406
Life science	336,154	339,634	326,562
Premium wine (1)	39,153	25,512	19,971
Other	57,686	106,085	107,293
Total commercial loans	3,693,739	3,748,400	3,387,042
Real estate secured loans:
Premium wine (1)	89,137	103,369	108,101
Consumer (2)	20,000	20,000	20,000
Other	23,133	23,333	—
Total real estate secured loans	132,270	146,702	128,101
Consumer loans (2)	35,118	32,350	43,072
Total loans individually equal to or greater than $20 million	$3,861,127	$3,927,452	$3,558,215
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,761,054	$2,586,343	$2,305,267
Hardware	670,399	641,827	663,489
Venture capital/private equity	1,383,864	1,085,218	852,258
Life science	840,774	842,585	769,019
Premium wine	137,288	137,182	124,019
Other	189,473	190,260	205,325
Total commercial loans	5,982,852	5,483,415	4,919,377
Real estate secured loans:
Premium wine	458,537	437,715	358,964
Consumer	964,197	896,779	744,203
Other	7,500	7,500	14,107
Total real estate secured loans	1,430,234	1,341,994	1,117,274
Construction loans	76,389	98,606	66,774
Consumer loans	86,698	69,015	43,824
Total loans individually less than $20 million	$7,576,173	$6,993,030	$6,147,249
Total gross loans	$11,437,300	$10,920,482	$9,705,464
Loans individually equal to or greater than $20 million as a percentage of total gross loans	33.8%	36.0%	36.7%
Total clients with loans individually equal to or greater than $20 million	121	124	112
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period-end balances at
(Dollars in thousands, except ratios)	June 30, 2014	March 31, 2014	June 30, 2013
Gross nonperforming, past due, and restructured loans:
Impaired loans	$22,346	$24,989	$41,159
Loans past due 90 days or more still accruing interest	93	99	1,861
Total nonperforming loans	$22,439	$25,088	$43,020
OREO and other foreclosed assets	1,745	1,878	—
Total nonperforming assets	$24,184	$26,966	$43,020
Nonperforming loans as a percentage of total gross loans	0.20%	0.23%	0.44%
Nonperforming assets as a percentage of total assets	0.07	0.09	0.19
Allowance for loan losses	$120,728	$123,542	$119,571
As a percentage of total gross loans	1.06%	1.13%	1.23%
As a percentage of total gross nonperforming loans	538.03	492.43	277.94
Allowance for loan losses for impaired loans	$4,681	$6,776	$10,353
As a percentage of total gross loans	0.04%	0.06%	0.11%
As a percentage of total gross nonperforming loans	20.86	27.01	24.07
Allowance for loan losses for total gross performing loans	$116,047	$116,766	$109,218
As a percentage of total gross loans	1.01%	1.07%	1.13%
As a percentage of total gross performing loans	1.02	1.07	1.13
Total gross loans	$11,437,300	$10,920,482	$9,705,464
Total gross performing loans	11,414,861	10,895,394	9,662,444
Reserve for unfunded credit commitments (1)	33,319	31,110	25,647
As a percentage of total unfunded credit commitments	0.25%	0.25%	0.26%
Total unfunded credit commitments (2)	$13,569,982	$12,371,296	$9,785,736

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities”.

(2)	Includes unfunded loan commitments and letters of credit

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Client directed investment assets	$7,513	$7,182	$6,847	$7,347	$6,872
Client investment assets under management (2)	16,102	13,513	11,498	14,808	11,403
Sweep money market funds	6,537	6,440	4,856	6,489	4,570
Total average client investment funds	$30,152	$27,135	$23,201	$28,644	$22,845

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Client directed investment assets	$6,979	$7,395	$7,073	$7,319	$6,978
Client investment assets under management (2)	16,960	14,330	12,677	12,045	11,770
Sweep money market funds	6,437	6,513	6,613	5,954	5,254
Total period-end client investment funds	$30,376	$28,238	$26,363	$25,318	$24,002

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

(2)	These funds represent investments in third party money market mutual funds and fixed-income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net (losses) gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Losses (Income) Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended					Six months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	June 30, 2014	June 30, 2013
GAAP noninterest income	$14,210	$310,225	$238,713	$257,650	$98,239	$324,435	$176,843
Less: (losses) income attributable to noncontrolling interests, including carried interest	(35,325)	186,718	137,833	151,830	30,751	151,393	53,241
Non-GAAP noninterest income, net of noncontrolling interests	$49,535	$123,507	$100,880	$105,820	$67,488	$173,042	$123,602

	Three months ended					Six months ended
Non-GAAP core fee income (Dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	June 30, 2014	June 30, 2013
GAAP noninterest income	$14,210	$310,225	$238,713	$257,650	$98,239	$324,435	$176,843
Less: (losses) gains on investment securities, net	(57,320)	223,912	163,547	187,862	40,561	166,592	67,999
Less: gains on derivative instruments, net	12,775	24,167	14,382	9,422	8,087	36,942	18,379
Less: other noninterest income	8,762	11,200	11,791	17,161	7,634	19,962	7,187
Non-GAAP core fee income	$49,993	$50,946	$48,993	$43,205	$41,957	$100,939	$83,278

	Three months ended					Six months ended
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	June 30, 2014	June 30, 2013
GAAP net (losses) gains on investment securities	$(57,320)	$223,912	$163,547	$187,862	$40,561	$166,592	$67,999
Less: (losses) income attributable to noncontrolling interests, including carried interest	(35,240)	186,552	137,405	151,360	31,067	151,312	53,363
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(22,080)	$37,360	$26,142	$36,502	$9,494	$15,280	$14,636

	Three months ended					Six months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	June 30, 2014	June 30, 2013
GAAP noninterest expense	$173,446	$172,436	$168,850	$160,524	$143,292	$345,882	$292,306
Less: expense attributable to noncontrolling interests	5,267	3,321	3,697	3,290	2,867	8,588	5,727
Non-GAAP noninterest expense, net of noncontrolling interests	$168,179	$169,115	$165,153	$157,234	$140,425	$337,294	$286,579
GAAP taxable equivalent net interest income	$205,392	$196,757	$187,428	$177,525	$170,516	$402,149	$334,115
Less: (losses) income attributable to noncontrolling interests	(5)	8	13	19	20	3	44
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	205,397	196,749	187,415	177,506	170,496	402,146	334,071
GAAP noninterest income	14,210	310,225	238,713	257,650	98,239	324,435	176,843
Non-GAAP noninterest income, net of noncontrolling interests	49,535	123,507	100,880	105,820	67,488	173,042	123,602
GAAP taxable equivalent revenue	$219,602	$506,982	$426,141	$435,175	$268,755	$726,584	$510,958
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$254,932	$320,256	$288,295	$283,326	$237,984	$575,188	$457,673
GAAP operating efficiency ratio	78.98%	34.01%	39.62%	36.89%	53.32%	47.60%	57.21%
Non-GAAP operating efficiency ratio	65.97	52.81	57.29	55.50	59.01	58.64%	62.62

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
GAAP non-marketable and other securities	$1,757,235	$1,770,456	$1,595,494	$1,425,138	$1,255,425
Less: amounts attributable to noncontrolling interests	1,265,651	1,277,204	1,115,525	955,209	778,191
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$491,584	$493,252	$479,969	$469,929	$477,234

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
GAAP SVBFG stockholders’ equity	$2,675,739	$2,094,000	$1,966,270	$1,944,927	$1,847,956
Tangible common equity	2,675,739	2,094,000	1,966,270	1,944,927	1,847,956
GAAP total assets	33,309,016	29,711,039	26,417,189	23,740,864	22,153,901
Tangible assets	33,309,016	29,711,039	26,417,189	23,740,864	22,153,901
Risk-weighted assets	18,429,007	17,199,987	16,901,501	15,004,072	14,519,635
Tangible common equity to tangible assets	8.03%	7.05%	7.44%	8.19%	8.34%
Tangible common equity to risk-weighted assets	14.52	12.17	11.63	12.96	12.73

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Tangible common equity	$2,284,663	$1,737,916	$1,639,024	$1,640,387	$1,585,117
Tangible assets	$31,634,882	$28,012,627	$24,854,119	$22,337,190	$20,867,463
Risk-weighted assets	$18,059,726	$16,895,389	$16,612,870	$14,679,608	$14,174,370
Tangible common equity to tangible assets	7.22%	6.20%	6.59%	7.34%	7.60%
Tangible common equity to risk-weighted assets	12.65	10.29	9.87	11.17	11.18

Non-GAAP losses on nonmarketable and other securities, net of noncontrolling interests related to FireEye (Dollars in millions)	July 1, 2014 through July 21, 2014
GAAP losses on certain nonmarketable and other securities	$25
Less: losses attributable to noncontrolling interests, including carried interest	5
Non-GAAP losses on certain nonmarketable and other securities, net of noncontrolling interests	$20